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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]








                                  July 10, 1998








The Cooper Companies, Inc.
6140 Stoneridge Mall Road
Pleasanton, California  94588

        Re: The Cooper Companies, Inc.
            1,000,000 shares of Common Stock, $0.10 par value per share


Ladies and Gentlemen:

        In connection with the registration of an aggregate of 1,000,000 shares of common stock of The Cooper Companies, Inc., a Delaware corporation (the "Company"), par value $.10 per share (the "Shares") issuable under The Cooper Companies, Inc. 1998 Long Term Incentive Plan (the "Plan") and 1,000,000 rights to acquire an aggregate of 10,000 shares of Series A Junior Participating Preferred Stock of the Company attached to said Shares (the "Rights"), under the Securities Act of 1933, as amended (the "Act"), on Form S-8 filed with the Securities and Exchange Commission on the date hereof, you have requested our opinion with respect to the matters set forth below.

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the attached Rights. In addition, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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The Cooper Companies, Inc.
July 10, 1998
Page 2


        We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any maters of municipal law or the laws of any other local agencies within the state.

        Subject to the foregoing, it is our opinion that, as of the date hereof:

        1. The Shares have been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

        2. The Rights have been duly authorized for issuance and, assuming the Shares bear the legend required by the Rights Agreement dated as of October 29, 1997 between the Company and American Stock Transfer & Trust Company, the Rights will be validly issued.

        We consent to your filing this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Latham & Watkins

                                            LATHAM & WATKINS

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